Exhibit 10.12

Amendment to Employment Agreement

This Amendment to Employment Agreement (“Amendment”), dated February 21, 2019 (the “Effective Date”), is entered into between Certara Holdco, Inc. (the “Company”), a Delaware corporation, and Edmundo Muniz (“Executive”).

WHEREAS, Arsenal MBDD Holding, L.P. (“Arsenal”) and Executive entered into that certain Employment Agreement, dated May 15, 2014 (the “Employment Agreement”);

WHEREAS, the Company is a wholly-owned subsidiary of EQT Avatar Holdings, Inc., the successor-in-interest to Arsenal MBDD Holding, L.P.;

WHEREAS, the parties acknowledge and agree that the Employment Agreement is in full force and effect;

WHEREAS, the parties desire to amend the Employment Agreement to include additional post-employment benefits on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Employment Agreement.

2.            Amendment to the Employment Agreement. As of the Effective Date, the Employment Agreement is hereby amended or modified as follows:

The following section is hereby added to the Employment Agreement as Section 4.4(c):

“(c)        COBRA. Executive’s termination of employment under this Section 4.4 is a qualifying event for purposes of continuation of coverage of Executive’s health insurance under COBRA. If Executive elects COBRA coverage, the Company shall pay 100% of health insurance premiums under COBRA for Executive and his eligible dependents, in each case solely to the extent Executive was receiving such coverage as of the Termination Date, until the earlier of (i) eighteen (18) months following the Termination Date or (ii) until Executive is otherwise eligible for coverage by another group health plan (the “COBRA Period”). Please be advised that in order to receive COBRA coverage, Executive must submit the acceptance letter to the COBRA Administrator, regardless of who is paying for the benefit. Executive will not have coverage until the COBRA election form has been received by the COBRA Administrator. Such continuation coverage shall cease to apply if Executive is eligible to receive equivalent or superior other coverage from Executive’s new employer or pursuant to the Executive spouse’s plan without Executive being required to incur or pay any cost therefor. In the event that the Company determines in its discretion that it is not practicable or possible to continue to provide such medical or dental benefits, the Company shall pay Executive for the cost of replacing such benefits on an after-tax basis (i.e., grossing up of payments to the Executive to account for taxes).”

3.            Miscellaneous.

(a)            This Amendment is governed by and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions of such State.

(b)            This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

Certara Holdco, Inc.

By:	/s/ Richard Traynor	/s/ Edmundo Muniz
Name: Richard Traynor		Edmundo Muniz
Title: Secretary